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EXHIBIT 23.2


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Gerber Scientific, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gerber Scientific Inc. of our report dated May 21, 1998, relating to the consolidated balance sheet of Gerber Scientific, Inc. and subsidiaries as of April 30, 1998 and 1997 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, which report is incorporated by reference in the annual report of Gerber Scientific Inc. on Form 10-K for the fiscal year ended April 30, 1998.

KPMG LLP

Hartford, Connecticut
June 23, 1999


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